Exhibit 99.1

Steven Grapstein to Step Down as Tesoro Chair Dec. 31, 2014
CEO Greg Goff to Assume Chair Position

SAN ANTONIO - Nov. 19, 2014 - Tesoro Corporation (TSO) (“Tesoro”) announced today that  Steven H. Grapstein will be stepping down as non-executive Chair of the Board, effective Dec. 31, 2014, but will remain as a member of the Board of Directors.  Greg Goff, the Company’s President and CEO, will become Chair of the Board on Dec. 31, 2014.  Susan Tomasky, the Chair of the Governance Committee, will become independent Lead Director.

“We are grateful for Steve’s considerable contributions to the Board during his tenure and are especially grateful to his critical role in shepherding the Company’s transformation since 2010,” said Goff.  With Grapstein’s decision to relinquish his role as Chair, the Board unanimously approved Goff as Chair.

“I remain very excited about Tesoro’s future and look forward to working with the Board as we continue to execute the strategy of the Company.  Tesoro has benefited from strong governance and we intend to build on our strengths as we create value for our shareholders,” said Goff.

Grapstein has served on Tesoro’s Board of Directors since 1994, as Lead Director starting in 2002 and then as Chair of the Board since 2010. He also serves as a director of Mulberry Group plc.

Goff has served as Tesoro’s President and Chief Executive Officer since May 2010. He also serves on the boards of Tesoro Logistics, LP, a master limited partnership of which Tesoro and its subsidiaries own approximately 35%, and of Polyone Corporation.

Tomasky has served on Tesoro’s Board of Directors since 2011 and is currently the Chair of Tesoro’s Governance Committee, which she will continue to lead after she assumes the role of Lead Director.  She also serves on the boards of Public Service Enterprise Group Incorporated and Summit Midstream Partners, LP.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 850,000 barrels per day and ownership in a logistics business which includes a 35% interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,200 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™ and Tesoro® brands.

Contact:
Investors:
Brian Randecker, Senior Director, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702